Exhibit 5.1

[Orrick, Herrington & Sutcliffe LLP letterhead]

July 28, 2022

American Express Receivables Financing

Corporation III LLC

115 W Towne Ridge Pkwy, Room 454

Sandy, Utah 84070

Re: American Express Credit Account Master Trust, Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (the “Transferor”), in connection with the above-referenced Registration Statement on Form SF-3 being filed concurrently herewith with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale from time to time of Asset Backed Certificates (the “Certificates”) of the American Express Credit Account Master Trust to which the Transferor will transfer receivables (the “Receivables”) generated from time to time in a portfolio of designated credit accounts. The American Express Credit Account Master Trust was formed pursuant to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of April 16, 2004, as of January 1, 2006, as of July 20, 2016 and as of April 1, 2018 (as so amended and restated and as otherwise amended from time to time, the “Pooling Agreement”) among the Transferor, American Express Travel Related Services Company, Inc., as Servicer (the “Servicer”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Certificates will be issued and delivered in accordance with the terms of a specified Series Supplement to the Pooling Agreement, a form of which will be filed as Exhibit 4.2 to the Registration Statement.

We have examined such instruments, documents and records as we have deemed relevant and necessary for the purposes of our opinion expressed below. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, and upon consideration of applicable law, we are of the opinion that, assuming the due execution and delivery of the Pooling Agreement and applicable Series Supplement thereto substantially in the forms filed as exhibits to the Registration Statement, upon the issuance, authentication, execution and delivery of the Certificates in accordance with the provisions of such Pooling Agreement and such Supplement, against payment therefor, and upon the sale of the Certificates in the manner described in the

Registration Statement, any amendment thereto and the prospectus relating thereto, the Certificates will be legally issued, and the holders of the Certificates will have no obligation to make payments to the Transferor or its creditors (other than the purchase price for the Certificates) or contributions to the Transferor or its creditors solely by reason of the holders’ ownership of the Certificates.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP

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